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                                                                     EXHIBIT 4.3



                                 AMENDMENT NO. 2
                                     TO THE
                    HYSEQ, INC. EMPLOYEE STOCK PURCHASE PLAN


        Hyseq, Inc., a Nevada corporation (the "Company"), hereby adopts this Amendment No. 2 (this "Amendment") to the Hyseq, Inc. Employee Stock Purchase Plan (the "Plan"). Capitalized terms used in this Amendment without definition shall have the meanings given to such terms in the Plan.

               WHEREAS, Section 13 of the Plan currently provides that the Board of Directors of the Company may amend the Plan;

               WHEREAS, the Company's Board of Directors has determined that it is in the best interests of the Company to amend the Plan to increase the number of shares of the Company's Common Stock reserved for issuance under the Plan by 500,000 shares to 750,000 shares.

               NOW, THEREFORE, Section 5 of the Plan is hereby amended to increase the maximum number of shares of the Company's Common Stock which may be issued for all purposes under the Plan from 250,000 to 750,000.

        I hereby certify that the foregoing Amendment No. 2 to the Plan was duly adopted by the Board of Directors of Hyseq, Inc. effective as of November 3, 2002.

        Executed on this 4th day of November, 2002.





                                            /s/ Li Hsien Rin-Laures
                                            ------------------------------------
                                            Secretary